Exhibit 99

Investor Relations Contact: Seana Phillips (617) 368-5074	Media Contact: Michelle Sullivan (617) 368-5165

BOSTON BEER REPORTS

SECOND QUARTER 2012 RESULTS

BOSTON, MA (8/1/12) — The Boston Beer Company, Inc. (NYSE: SAM) reported second quarter 2012 net revenue of $147.5 million, an increase of $13.5 million or 10%, over the same period last year, mainly due to core shipment growth of 7%. Net income for the second quarter was $14.4 million, or $1.06 per diluted share, a decrease of $13.7 million, or $0.95 per diluted share, from the second quarter of 2011. This decrease was primarily due to the impact of the glass recall settlement in 2011 of $0.92 per diluted share.

Highlights of this release include:

•

Excluding the 2011 impact of the recall settlement and the estimated 2012 negative impact of the Freshest Beer Program on shipment volume, earnings per diluted share of $1.19 for the second quarter, an increase of $0.10 or 9% and earnings per diluted share of $1.83 for the first six months of the year, an increase of $0.47 or 35%.

•	Depletions growth of 7% and 9% from the comparable 13 and 26 week periods in the prior year.

•

Advertising, promotional and selling expense increase of $3.6 million or 9% for the second quarter and $6.5 million, or 9% year to date, consistent with planned increased investments behind the Company’s brands.

•

Reduced inventory at participating wholesalers of an estimated 619,000 cases as of the end of the second quarter as a result of the Freshest Beer Program, reducing reported earnings per diluted share by an estimated $0.13 for the second quarter and $0.22 year to date.

•	Full year 2012 depletions growth now estimated to be between 8% and 12%, an increase from the previously communicated estimate of 6% to 9%.

•	Full year 2012 gross margin now estimated between 54% and 56%, an increase from the previously communicated estimate of 53% to 55%.

•

Full year 2012 increase in advertising, promotional and selling expense, not including any increase in freight costs for the shipment of products to the Company’s wholesalers now estimated to be between $11 million and $15 million from the previously communicated estimate of $8 million to $12 million.

•	Full year 2012 estimated earnings per diluted share remains unchanged at $3.80 to $4.20, which includes the negative impact of the Freshest Beer Program on shipment volume.

•	Full year 2012 estimated capital spending now ranges from $55 million to $75 million, an increase from the previously communicated estimate of $40 million to $60 million.

Jim Koch, Chairman and Founder of the Company, commented, “I am pleased with our overall depletions growth of 7% for the quarter and 9% for the first half of the year. We believe that craft beer will continue to grow and that we are well positioned to share in that growth through the quality of our beers, our innovation capability and our sales execution, coupled with our strong financial position that gives us ability to invest in our brand. For the fourth year in a row, our wholesalers ranked us the number one beer supplier in the industry, in the annual poll of beer wholesalers conducted by Tamarron Consulting, a consulting firm specializing in the alcohol beverage distribution industry. Our wholesalers ranked us first in all but two of more than a dozen categories that Tamarron uses to evaluate performance. This is a testament to all the efforts by all Boston Beer employees to service and support our wholesalers’ business and to the relationships we have built with them. I am proud that we continue to be a leader in the craft industry in both innovation and variety. During the quarter, we introduced several exciting new beers including Porch Rocker, small batch brews Samuel Adams Verloren and Samuel Adams Norse Legend, and our Hopology, a unique twelve pack of six distinctly different IPA styles. As we enter the third quarter, we are updating our packaging for all Samuel Adams styles and have introduced the next evolution of our brand communication which builds on our previous messaging. We remain confident about the long term prospect for the craft category and our Samuel Adams brand.”

Martin Roper, the Company’s President and CEO, stated, “In the second quarter our depletions growth benefited from strength in our Samuel Adams Seasonal, Twisted Tea and Angry Orchard brands, offset by some slight decline in some of our other Samuel Adams brand styles. Highlights in the quarter include the continued success of our Samuel Adams Seasonal program and increased volume and distribution due to completing the national rollouts of our Twisted Tea and Angry Orchard brands. Based on the strength of these rollouts, we have increased investments in our sales force and our Samuel Adams brand, and have built a stronger Boston Beer brand portfolio for our wholesalers, retailers and drinkers. Based on what we are seeing, we are increasing our projection for full year depletions growth. As we look forward, it is likely we will increase investments in advertising, promotional and selling expenses in existing brands and in innovation, commensurate with the opportunities and the increased competition that we see. Specifically, we are investing in systems and capital equipment to enable us to manage the increasing complexity effectively and expand the capacity and capabilities of our breweries. We plan on adding over 30 sales positions and making other investments to address specific needs in the market. We are prepared to forsake some earnings in the short-term as we make appropriate investments in brand-building activities and capital improvements in our brewing and packaging capabilities to position us well for long-term growth and continued efficiency gains.”

Mr. Roper continued, “Alchemy & Science, our craft brew incubator, is in the early stages of two exciting projects. Its House of Shandy brand successfully launched its Curious Traveler Shandy in draft package in 13 markets this year and will be adding a new style as well as bottles in the third quarter. Angel City Brewery brewed and packaged its first kegs and re-launched in the Los Angeles market. These projects have had minimal sales to date. Our 2012 financial projection includes estimated expenses net of gross profit contribution attributable to Alchemy & Science projects of between $3 million and $5 million, but this estimate could change significantly based on volumes or if new projects are added. We will continue to look for complementary opportunities to leverage our capabilities, provided that they do not distract us from our primary focus on our Samuel Adams brand.”

Commenting on the Company’s Freshest Beer Program, Mr. Roper said, “We believe that as a result of our Freshest Beer Program we are delivering better, fresher Samuel Adams beer to our drinkers and also lowering wholesaler inventories, reducing costs and improving efficiency throughout the supply chain. We currently have 60 wholesalers signed up and at various stages of inventory reduction. We have over 50% of our volume on our Freshest Beer Program and believe this could reach 75% by the end of 2012. We continue to evaluate whether we can reduce these inventory levels further.”

2nd Quarter 2012 Summary of Results

Depletions grew by 7% from the comparable 13 week period in 2011, primarily due to increases in Angry Orchard®, Twisted Tea® and Samuel Adams® Seasonals that were partially offset by declines in some other Samuel Adams® styles and the timing of the July 4th holiday.

Core shipment volume was approximately 690,000 barrels, a 7% increase over the same period in 2011.

Gross margin decreased to 54.5% from 57% in the second quarter of 2011. Cost increases in barley and other ingredients, unfavorable product and package mix and some quarter specific operational costs were partially offset by pricing increases.

Advertising, promotional and selling expenses were $3.6 million higher than those incurred in the prior year, primarily as a result of increased investments in advertising, costs for additional sales personnel, and freight to wholesalers due to higher volumes.

General and administrative expenses increased $1.7 million compared to the second quarter of 2011, primarily due to increases in salary and benefit costs and Alchemy & Science startup costs.

The Company’s effective tax rate for the second quarter of 2012 was 39%.

Year to Date 2012 Summary of Results

Depletions grew by 9% from the comparable 26-week period in 2011, primarily due to increases in Angry Orchard, Samuel Adams Seasonals, and Twisted Tea, that were partially offset by declines in some other Samuel Adams styles.

Core shipment volume was approximately 1,226,000 barrels, a 7% increase from the comparable 26-week period in 2011.

Net income decreased $10.1 million, or $0.68 per diluted share, to $21.8 million, or $1.61 per diluted share, compared to the same period last year, due to the impact in 2011 of the recall settlement, increased investment in advertising, promotional and selling expense and the negative impact of the Freshest Beer Program on shipment volume in 2012, partially offset by net revenue increases.

Advertising, promotional and selling expenses were $6.5 million higher than those incurred in the prior year, primarily as a result of increased number of sales personnel, increased investments in advertising and local marketing and increased costs of freight to wholesalers.

General and administrative expenses increased by $2.9 million over the same period in 2011, due to increases in salary and benefit costs and Alchemy & Science startup costs.

Cash and cash equivalents as of the end of the second quarter totaled $41.2 million.

During the first half of 2012, the Company repurchased approximately 74,000 shares of its Class A Common Stock at a cost of approximately $7.6 million and did not repurchase any additional shares during the period July 1, 2012 through July 27, 2012. As of July 27, 2012 the Company had approximately $15.5 million remaining on the $275.0 million share buyback expenditure limit set by the Board of Directors.

Depletion estimates

•	Year-to-date depletions through the 29 weeks ended July 21, 2012 are estimated by the Company to be up approximately 10% from the comparable period in 2011.

•	The Company believes that inventory levels at the end of the second quarter at those wholesalers who are not participating in the Freshest Beer Program were similar to the levels in previous years.

Fiscal 2012 Outlook

The Company has left unchanged its projection of 2012 earnings per diluted share of between $3.80 and $4.20. While the Company should benefit from currently lower fuel prices and may see slightly higher depletions than previously expected, these benefits are likely to be offset by other cost pressures and planned increases in investments in our brands. The Company’s actual 2012 earnings per diluted share could vary significantly from the current projection. Underlying the Company’s current projection are the following estimates and targets:

•	Increase in depletions growth estimate to between 8% and 12% compared to full year 2011.

•	Targeted revenue per barrel increases of approximately 3%

•	Continued focus on efficiencies at the Company’s breweries.

•	Anticipated significant increases in the costs of ingredients, primarily due to barley cost pressures.

•	Full-year 2012 gross margins expected to be between 54% and 56% due to anticipated price increases not fully covering cost pressures and some product mix changes.

•

Increase in investment in advertising, promotional and selling expenses of between $11 million and $15 million for the full year 2012, not including any increase in freight costs for the shipment of products to the Company’s wholesalers.

•

Startup costs of $3 million to $5 million for new brands developed by Alchemy & Science, of which $1 million to $3 million are included in our full year estimated increases in advertising, promotional and selling expenses.

•	Full-year effective tax rate of approximately 38%.

•

Increase in spending on capital investments to between $55 million and $75 million for the full year, most of which relates to continued investments in the Company’s breweries to support growth, complexity, capability and the Freshest Beer program, and additional keg purchases in support of growth

About the Company

The Boston Beer Company began in 1984 with a generations-old family recipe that Founder and Brewer Jim Koch uncovered in his father’s attic. After bringing the recipe to life in his kitchen, Jim brought it to bars in Boston with the belief that drinkers would appreciate a complex, full-flavored beer, brewed fresh in America. That beer was Samuel Adams Boston Lager®, and it helped catalyze what became known as the American craft beer revolution.

Today, the Company brews over 50 styles of beer. The Company uses the traditional four vessel brewing process and often takes extra steps like dry-hopping and a secondary fermentation known as krausening. It passionately pursues the development of new styles and the perfection of its classic beers by constantly searching for the world’s finest ingredients. While resurrecting traditional brewing methods, the Company has earned a reputation as a pioneer in another revolution, the “extreme beer” movement, where it seeks to challenge drinkers’ perceptions of what beer can be. The Boston Beer Company strives to elevate the image of American craft beer by entering festivals and competitions the world over, and in the past five years it has won more awards in international beer competitions than any other brewery in the world. The Company remains independent, and brewing quality beer remains its single focus. While the Company is the country’s largest-selling craft beer, it accounts for only approximately one percent of the U.S. beer market. For more information, please visit www.samueladams.com.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 31, 2011 and December 25, 2010. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Wednesday, August 1, 2012

THE BOSTON BEER COMPANY, INC.

Financial Results

Consolidated Statements of Comprehensive Income:

(in thousands, except per share data)

	(unaudited)		(unaudited)
	Thirteen weeks ended		Twenty-six weeks ended
	June 30,	June 25,	June 30,	June 25,
	2012	2011	2012	2011
Barrels sold	696	651	1,235	1,153

Revenue	$159,718	$146,014	$282,620	$257,423
Less excise taxes	12,215	12,057	21,846	21,290

Net revenue	147,503	133,957	260,774	236,133
Cost of goods sold	67,120	57,884	118,582	107,686

Gross profit	80,383	76,073	142,192	128,447
Operating expenses:
Advertising, promotional and selling expenses	44,108	40,518	82,563	76,030
General and administrative expenses	12,830	11,132	24,343	21,405
Settlement proceeds	—	(20,500)	—	(20,500)

Total operating expenses	56,938	31,150	106,906	76,935

Operating income	23,445	44,923	35,286	51,512
Other income (expense), net:
Interest income (expense)	(2)	2	(1)	3
Other income (expense), net	(19)	21	(22)	29

Total other (expense) income, net	(21)	23	(23)	32

Income before income tax provision	23,424	44,946	35,263	51,544
Provision for income taxes	9,073	16,927	13,419	19,566

Net income	$14,351	$28,019	$21,844	$31,978

Net income per common share - basic	$1.11	$2.12	$1.69	$2.41

Net income per common share - diluted	$1.06	$2.01	$1.61	$2.29

Weighted-average number of common shares - basic	12,790	13,223	12,774	13,249

Weighted-average number of common shares - diluted	13,437	13,947	13,428	13,977

Other comprehensive income, net of tax:
Comprehensive income	$14,351	$28,019	$21,844	$31,978

THE BOSTON BEER COMPANY, INC.

Financial Results

Consolidated Balance Sheets:
(in thousands, except share data)
	(unaudited)
	June 30,	Dec. 31,
	2012	2011
Assets
Current Assets:
Cash and cash equivalents	$41,143	$49,450
Accounts receivable, net of allowance for doubtful accounts of $59 and
$66 as of June 30, 2012 and December 31, 2011, respectively	34,813	23,233
Inventories	37,166	34,072
Prepaid expenses and other assets	16,602	14,605
Deferred income taxes	4,363	4,363

Total current assets	134,087	125,723

Property, plant and equipment, net	166,103	143,586
Other assets	2,854	1,802
Goodwill	2,538	1,377

Total assets	$305,582	$272,488

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$24,881	$18,806
Current portion of notes payable	62	—
Accrued expenses and other current liabilities	48,039	48,243

Total current liabilities	72,982	67,049

Deferred income taxes	17,349	17,349
Notes payable, less current portion	566	—
Other liabilities	4,123	3,345

Total liabilities	95,020	87,743

Commitments and Contingencies

Stockholders’ Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 8,699,468 and 8,714,931 issued and outstanding as of June 30, 2012 and December 31, 2011, respectively	87	87
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 4,107,355 issued and outstanding	41	41
Additional paid-in capital	149,890	138,336
Accumulated other comprehensive loss, net of tax	(838)	(838)
Retained earnings	61,382	47,119

Total stockholders’ equity	210,562	184,745

Total liabilities and stockholders’ equity	$305,582	$272,488

THE BOSTON BEER COMPANY, INC.

Financial Results

Consolidated Statements of Cash Flows:

(in thousands)

	(unaudited)
	Twenty-six weeks ended
	June 30,	June 25,
	2012	2011
Cash flows provided by operating activities:
Net income	$21,844	$31,978
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	9,633	8,965
Impairment of long-lived assets	—	22
Loss on disposal of property, plant and equipment	18	117
Bad debt recovery	(7)	(60)
Stock-based compensation expense	3,874	3,522
Excess tax benefit from stock-based compensation arrangements	(5,444)	(2,167)
Deferred income taxes	—	300
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(11,573)	(6,426)
Inventories	(3,094)	(5,214)
Prepaid expenses and other assets	(2,166)	(833)
Accounts payable	6,075	5,537
Accrued expenses and other current liabilities	4,359	7,053
Other liabilities	(227)	(360)

Net cash provided by operating activities	23,292	42,434

Cash flows used in investing activities:
Purchases of property, plant and equipment	(31,799)	(6,022)
Cash paid for acquisition of brewery assets	(1,475)	—
Increase in restricted cash	(628)	—

Net cash used in investing activities	(33,902)	(6,022)

Cash flows used in financing activities:
Repurchase of Class A Common Stock	(7,582)	(22,627)
Proceeds from exercise of stock options	3,415	1,036
Proceeds from note payable	628	—
Excess tax benefit from stock-based compensation arrangements	5,444	2,167
Net proceeds from sale of investment shares	398	358

Net cash provided by (used in) financing activities	2,303	(19,066)

Change in cash and cash equivalents	(8,307)	17,346

Cash and cash equivalents at beginning of year	49,450	48,969

Cash and cash equivalents at end of year	$41,143	$66,315

Supplemental disclosure of cash flow information:
Income taxes paid	$7,270	$10,344

Reclassification of deposit and costs related to brewery acquisition to the following assets:
Property, plant and equipment	338	—
Tradename	401	—
Goodwill	$1,161	$—

Copies of The Boston Beer Company’s press releases, including quarterly financial results,

are available on the Internet at www.bostonbeer.com